[FHLBank Atlanta logo]

Member Notice No. 2014-01

Subject:	Annual Recalculation of Total Minimum Stock Requirement on March 21, 2014
Dated:    February 5, 2014

FHLBank Atlanta (Bank) is notifying members of stock requirement computations scheduled for March 21, 2014, that may result in an adjustment transaction to your institution’s Daily Investment Account.

Annual Recalculation of Minimum Stock Requirement for 2014 Directors’ Election

Under the terms of its Capital Plan, the Bank is required to recalculate annually the Minimum Stock Requirement1 of each member of the Bank.

On March 21, 2014, each member’s Membership Stock Requirement will be recalculated using the member’s total assets as of December 31, 2013, and the factor of 0.12% (12 basis points), subject to a cap of $20 million. The factor and dollar cap were those in effect on December 31, 2013, the record date for the 2014 Directors’ Election. The Bank also will recalculate the member’s Activity-based Stock Requirement (4.5% of outstanding advances) as of the end of the previous year.

The Minimum Stock Requirement is the sum of the member’s Membership Stock (Subclass B1) Requirement and its Activity-based Stock (Subclass B2) Requirement and will be used to determine the number of votes a member can cast in the 2014 Directors’ Election.

Adjustment in Membership Stock (Subclass B1) Requirement Factor and Cap

FHLBank Atlanta’s board of directors approved a decrease in the factor used to recalculate the member’s Membership Stock Requirement and the dollar cap of the Membership Stock Requirement. Effective March 21, 2014, the factor will decrease from 0.12% (12 basis points) to 0.09% (9 basis points) of the member’s total assets as of the previous year-end, resulting in a recalculation of each member’s Membership Stock Requirement. The cap will decrease from $20 million to $15 million effective March 21, 2014.

The recalculation of the Membership Stock Requirement on March 21, 2014, will produce an adjustment transaction for some members. To the extent that any member’s Membership Stock Requirement increases as a result of the recalculation, the Bank will debit (charge) the member’s Daily Investment Account for the amount of such increase and increase the amount of the member’s Subclass B1 Capital Stock on a corresponding basis. Conversely, to the extent that any member’s Membership Stock Requirement decreases as a result of the recalculation, the Bank intends to repurchase such excess Subclass B1 Capital Stock at the time of recalculation.

______________________

1 All capitalized terms used in this notice are defined in the Capital Plan, a copy of which is available on the Bank's website at www.fhlbatl.com.

During the week of March 17, 2014, two forms will be placed on FHLBAccess® showing the results of the annual recalculation of Minimum Stock Requirement for the 2014 Directors’ Election and the adjustment in Membership Stock Requirement for your institution. If you have any questions about this notice or about these forms when they are available, please call the Funding Desk 1-800-536-9650, extension 8011.